NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 9, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 26, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between El Paso Pipeline Partners, L.P. and Kinder Morgan, Inc. became effective on November 26, 2014. For each Common Unit Representing Limited Partner Interests of El Paso Pipeline Partners, L.P. held, unitholders had the right to elect to receive (1) $39.53 in cash without interest or (2) 1.0711 Class P shares of Common Stock of Kinder Morgan, Inc. or (3) $4.65 in cash without interest and 0.9451 Class P shares of Common Stock of Kinder Morgan, Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 28, 2014.